Exhibit 4.2

Amendment to Warrant Agreement

THIS AMENDMENT TO WARRANT AGREEMENT (this “Amendment”) is made and entered into as of April 29, 2021, by and between Medicus Sciences Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”) and constitutes an amendment to that certain Warrant Agreement, dated as of February 15, 2021 (the “Warrant Agreement”), between the Company and the Warrant Agent. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Warrant Agreement.

RECITALS

WHEREAS, Section 9.8 of the Warrant Agreement provides that the Company and the Warrant Agent may amend the Warrant Agreement, without the consent of any Registered Holder, for the purpose of curing any ambiguity or to correct any mistake, including to conform the provisions thereof to the description of the terms of the Warrants and the Warrant Agreement set forth in the Prospectus, or defective provision contained therein.

WHEREAS, as described in the Prospectus, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor, Maxim or their permitted transferees, which is not fully reflected in the Warrant Agreement; and

WHEREAS, the parties hereto desire to amend the Warrant Agreement to correct the error in the Warrant Agreement and fully reflect the terms and conditions of the Private Placement Warrants, and conform the terms and conditions of the Warrant Agreement to the Prospectus.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Amendments to Warrant Agreement.  Section 6.5 of the Warrant Agreement is hereby amended and replaced by the following provision in its entirety:

“6.5. Exclusion of Private Placement Warrants. The Company agrees that the redemption rights provided in Sections 6.1 and 6.2 hereof shall not apply to the Private Placement Warrants if at the time of the redemption such Private Placement Warrants continue to be held by the Sponsor, Maxim or their Permitted Transferees. However, once such Private Placement Warrants are transferred (other than to Permitted Transferees in accordance with Section 2.6 hereof), the Company may redeem the Private Placement Warrants pursuant to Sections 6.1 or 6.2 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Private Placement Warrants to exercise the Private Placement Warrants prior to redemption pursuant to Section 6.4 hereof. Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Redeemable Warrants under this Agreement, including for purposes of Section 9.8 hereof.”

Further, Section 2.7 of the Warrant Agreement is hereby amended and replaced by the following provision in its entirety:

“2.7. Private Placement Warrants.

2.7.1 The Private Placement Warrants shall be identical to the Redeemable Warrants, except that so long as they are held by the Sponsor, Maxim, or any of their Permitted Transferees (as defined below), the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis,” pursuant to subsection 3.3.1(b) hereof, (ii) including the Ordinary Shares issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination and (iii) shall not be redeemable by the Company pursuant to Sections 6.1 or

6.2 hereof; provided, however, that in the case of (ii), the Private Placement Warrants and any Ordinary Shares issued upon exercise of the Private Placement Warrants held by the Sponsor, Maxim, or any of their Permitted Transferees (as defined below) may be transferred by the holders thereof:

(a) to the Company’s or Maxim’s officers or directors, any affiliates or family members of any of the Company’s or Maxim’s officers or directors, any members or partners of the Sponsor, Maxim or their affiliates, any affiliates or the Sponsor or Maxim or any employees of such affiliates;

(b) in the case of an individual, by gift to a member of one of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the Private Placement Warrants or Ordinary Shares, as applicable, were originally purchased;

(f) by virtue of the Sponsor’s or Maxim’s organizational documents upon liquidation or dissolution of the Sponsor or Maxim;

(g) to the Company for no value for cancellation in connection with the consummation of the Company’s initial Business Combination;

(h) in the event of the Company’s liquidation prior to the completion of its initial Business Combination; or

(i) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Public Shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;

provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by these transfer restrictions and the other restrictions in t the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and the Company’s directors and officers and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in the Prospectus). Notwithstanding the foregoing, with respect to any Private Placement Warrants held by Maxim and/or its designees, in addition to the foregoing restriction on transfer of the Private Placement Warrants, the Private Placement Warrants purchased by Maxim and/or its designees shall not be sold during the Offering, or sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the date of effectiveness of the Registration Statement or commencement of sales of the Offering, except to any member participating in the Offering and the officers or partners thereof. Additionally, the Private Placement Warrants purchased by Maxim and/or its designees shall not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness of the Registration Statement or commencement of sales of the Offering.”

2.            Miscellaneous.  Except as expressly provided in this Amendment, all of the terms and provisions in the Warrant Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein.  This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Warrant Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein.  Any reference to the Warrant Agreement in the Warrant Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Warrant Agreement, as amended by this Amendment (or as the Warrant Agreement may be further amended or modified in accordance with the terms thereof).  The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Warrant Agreement.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment to Warrant Agreement to be executed and delivered as of the date first set forth above.

MEDICUS SCIENCES ACQUISITION CORP.

By:	/s/Michael Castor
Name: Michael Castor
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	Jamcs F. Kiszka
Name: Jamcs F. Kiszka
Title: Vice President

[Signature Page to Amendment to the Warrant Agreement]